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                                                                    EXHIBIT 21.1


                       LATTICE SEMICONDUCTOR CORPORATION

                        SUBSIDIARIES OF THE REGISTRANT

      Name                                            Jurisdiction of Incorporation
      ----                                            -----------------------------
1.    Lattice GmbH                                               Germany

2.    Lattice Semiconducteurs SARL                               France

3.    Lattice Semiconductor AB                                   Sweden

4.    Lattice Semiconductor Asia Limited                         Hong Kong

5.    Lattice  Semiconductor International Limited               Jamaica

6.    Lattice Semiconductor KK                                   Japan

7.    Lattice Semiconductor (Shanghai) Co. Ltd.                  China

8.    Lattice UK Limited                                         United Kingdom